EXHIBIT 10(d)

                              SUPPLEMENT
                                TO THE
                            FPL GROUP, INC.
                SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                           AS IT APPLIES TO
                            THOMAS F. KIRK


1. Introduction. Section 5.03 of the FPL Group, Inc. Supplemental Executive Retirement Plan as amended and restated effective January 1, 1994 (the "Plan") authorizes the Committee and the Employer to adopt supplements that modify or add to the terms of the Plan. Pursuant to this authority the Committee adopts this supplement (the "Supplement"), which is incorporated by this reference and forms a part of the Plan.

2. Applicability of This Supplement.  The provisions of this
     Supplement shall only apply to Thomas F. Kirk (the
     "Participant").

3. Definitions. All of the capitalized terms used in this Supplement shall have the meanings assigned to them in the Plan, unless explicitly defined in this Supplement. The following words, when used in the Supplement, shall have the following meanings:

   (a)  "Adjusted Years of Service" shall mean the sum of:

        (i)  Years of Service completed as of March 31,
               2010, multiplied by two (2), and

        (ii) Years of Service, if any, credited after such date.

   (b)  "Participant" shall mean Thomas F. Kirk.

   (c) "Supplemental SERP Benefit" shall mean the benefit described in Section 4 hereof.

   (d) "Supplement" shall mean the supplement as set forth in this document as it may be amended from time to time.

4. Benefits. To the extent vested (as described in Section 5 hereof), the benefits to be provided under this Supplement to which the Participant shall be entitled shall be the Supplemental SERP Benefit. The "Supplemental SERP Benefit" shall be the difference, if any, between (a) and (b), where:

   (a) is the benefit to which the Participant would be entitled under the Pension Plan, expressed in the normal form of benefit, if such benefit was computed
          (i) as if benefits under such plan were based upon the Participant's Bonus Compensation and Adjusted Years of Service, (ii) without the annual compensation limitation imposed by Section 401
          (a)(17) of the Code, and (iii) without the restrictions or the limitations imposed by Sections 415(b) or 415(e) of the Code; and

   (b) is the sum of the benefits payable to the Participant under the Pension Plan and the Plan, both expressed in the normal form of benefit.

   As between the Plan and this Supplement, there shall be no duplication of benefits.

5. Vesting of Benefits.   The benefits to be provided under
     this Supplement shall vest in accordance with Section 3.02 of the Plan.

6. Right to Amend or Terminate this Supplement. The powers reserved to the Committee with respect to amendment and termination of the Plan (i.e., Article V of the Plan) shall apply with equal force to this Supplement.

7. Effective Date. This Supplement shall be adopted effective as of January 2, 1997.

   IN WITNESS WHEREOF, the Committee has caused this instrument to be executed this 6th day of June, 1997 by their duly authorized officers, effective as of date and year described above.

                             FPL GROUP, INC.



                             By:   LAWRENCE J. KELLEHER
                                   Lawrence J. Kelleher
                                   Vice President, Human Resources